Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 17, 2016 (October 14, 2016 as to the effects of the reverse stock split described in Note 2) relating to the consolidated financial statements of Ra Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern), as contained in Amendment No. 2 to Registration Statement No. 333-213917 of Ra Pharmaceuticals, Inc. on Form S-1.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 26, 2016